UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 15, 2019

SECURITY NATIONAL FINANCIAL CORPORATION
(Exact name of registrant as specified in this Charter)

Utah	000-09341	87-0345941
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification No.)

5300 South 360 West, Salt Lake City, Utah	84123
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (801) 264-1060

Does Not Apply
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     [   ]

Item 8.01.  Other Events

Acquisition of Probst Family Funerals and Cremations and Heber Valley Funeral Home

On February 15, 2019, Security National Financial Corporation (the “Company”), through its wholly subsidiary Memorial Mortuary, Inc. (“Memorial Mortuary”), completed an asset purchase transaction with Probst Family Funerals and Cremations, L.L.C. (“Probst Family Funerals”) and Heber Valley Funeral Home, Inc. (“Heber Valley Funeral Home”). These funeral homes are both located in Heber Valley, a community situated about 45 miles southeast of Salt Lake City. For the year ended December 31, 2018, Probst Family Funerals and Heber Valley Funeral Home had combined revenues of $1,055,634 and a combined net pre-tax income of $179,613. As of December 31, 2018, Probst Family Funerals and Heber Valley Funeral Home had combined assets of $1,161,029 and a combined total equity of $18,052.

Under the terms of the transaction, as set forth in the Asset Purchase Agreement dated February 15, 2019 (the “Purchase Agreement”), by and among SN Probst LLC, a wholly owned subsidiary of Memorial Mortuary (“SN Probst”), and Probst Family Funerals, Heber Valley Funeral Home, Joe T. Probst, Clinton Wayne Probst, Calle J. Probst, and Marsha L. Probst, Memorial Mortuary, through its wholly owned subsidiary SN Probst, paid the purchase price of $3,300,000 for the business and assets of Probst Family Funerals and Heber Valley Funeral Home, subject to a $150,000 holdback. At the closing, Probst Funeral Homes and Heber Valley Funeral Home paid off the $907,407 principal balance and $4,340 in interest on a loan at Zions Bank that was secured by the Heber Valley Funeral Home. Also at the closing, Probst Funeral Homes and Heber Valley Funeral Home paid off the $157,148 loan with Utah Community Credit Union and the $32,987 line of credit with Zions Bank.

The assets purchased by SN Probst at closing include, without limitation, the following: (i) all real property, including two funeral homes (one of which is owned by Midway Mountain, LLC and leased to Probst Funeral Homes at $3,500 per month), including all buildings, structures, fixtures, and facilities, and an undeveloped commercial lot located in Heber City, Utah); (ii) three motor vehicles; (iii) all personal property, including all equipment, furniture, furnishings, computers, and books and records; (iv) all merchandise inventory, including all caskets, urns, vaults, and monuments; (v) all preneed agreements and interests in life insurance policies and annuity contracts related to the preneed agreements; (vi) all accounts receivable outstanding as of February 15, 2019; (vii) all prepaids; (viii) all funds in bank accounts and all cash in a combined amount no less than $55,000; and (ix) all net income realized from the operation of the business of the two funeral homes after January 20, 2019.

The holdback of $150,000 was withheld from the purchase price at closing and held by SN Probst in escrow for 180 days to assure that the assets purchased in the transaction have been transferred to SN Probst free and clear of all liens and debts. The funds are also to be applied by SN Probst, in good faith, toward payment of all outstanding checks issued in fiscal year 2018 and from January 1, 2019 through January 20, 2019 and toward payment of any unpaid operational liabilities of the business incurred during fiscal year 2018.

Subject to the terms and conditions of the Purchase Agreement, at the closing SN Probst agreed to assume and thereafter pay or discharge certain liabilities and obligations of Probst Funeral Home and Heber Valley Funeral Home that relate to the business or assets arising under the terms of or in connection with the preneed agreements or other assumed contracts, but only to the extent such liabilities and obligations arise and first become due after February 15, 2019 under the terms of the preneed agreements or other assumed contracts; provided, however, that SN Probst will not assume or be responsible for any such liabilities or obligations that relate to any breach or default by Probst Funeral Homes or Heber Valley Funeral Home or the business under any preneed agreements or other assumed contracts, or that arise out of or relate to events or circumstances that occur or exist prior to February 15, 2019, all of which liabilities and obligations constitute retained liabilities. Moreover, SN Probst’s obligations in respect of such assumed liabilities will not be greater than the obligations of Probst Funeral Homes and Heber Valley Funeral Home thereunder and will be subject to SN Probst’s right to contest in good faith the nature and extent of any such liability of obligation.

Further, except as provided in the previous paragraph, Probst Funeral Homes and Heber Valley Funeral Home will retain, and SN Probst will not assume or be responsible or liable with respect to, any liabilities or obligations of Probst Funeral Homes or Heber Funeral Home, based in whole or in part on events or conditions existing prior to February 15, 2019, whether or not arising out of or related to the conduct of the business or associated with or arising from the assets, whether fixed or contingent, known or unknown, or incurred or accrued.

Item 9.01.  Financial Statements and Exhibits

(c)   Exhibits

    10.1 Asset Purchase Agreement by and among SN Probst LLC, Probst Family Funerals and Cremations, L.L.C., Heber Valley Funeral Home, Inc., Joe T. Probst, Clinton Wayne Probst, Calli J. Probst, and Marsha L. Probst.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITY NATIONAL FINANCIAL CORPORATION
(Registrant)

Date: February 27, 2019	By: /s/ Scott M. Quist
Scott M. Quist, Chairman, President and
Chief Executive Officer